Exhibit 99.1


                                            Contact: Mark Fredrickson, EMC
                                                     508-435-1000 x77137
FOR IMMEDIATE RELEASE                                fredrickson_mark@emc.com


                        EMC ANNOUNCES COMPLETION OF
                         DATA GENERAL ACQUISITION

HOPKINTON, Mass. - October 12, 1999 - EMC Corporation, the world's leading provider of intelligent enterprise storage systems, software, and services, today announced the completion of its acquisition of Data General
Corporation.

         Under the terms of the merger agreement, which was announced August 9, 1999, each share of Data General common stock will be exchanged for 0.3125 shares of EMC common stock. This exchange ratio is based on the average share price for EMC common stock during the 20-day trading period that ended October 1.

         The acquisition of Data General will further strengthen EMC's market-leading portfolio of intelligent enterprise storage systems, software and services, through the addition of Data General's CLARiiON line of midrange storage systems. Data General's AViiON server business will continue to focus on the UNIX and Windows NT marketplaces, its industry-leading NUMA (non-uniform memory access) technology, and serving the needs of its substantial worldwide customer base.

         EMC Corporation, based in Hopkinton, Massachusetts, is the world's technology and market leader in the rapidly growing market for intelligent enterprise storage systems, software, networks and services. EMC's products store, retrieve, manage, protect and share information from all major computing environments, including UNIX, Windows NT and mainframe platforms. With 1998 revenues of $3.97 billion, EMC has offices worldwide, trades on the New York Stock Exchange under the symbol EMC, and is a component of the S&P 500 Index. For further information about EMC and its storage solutions, EMC's corporate web site can be accessed at http://www.emc.com .

         This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the operational integration associated with acquisitions; (ii) delays in the development, production or acceptance of either company's products; (iii) the transition to new products; (iv) competitive factors, including but not limited to pricing pressures, in the computer storage market; (v) the relative and varying rates of product price and component cost declines; (vi) other risks associated with acquisitions; and (vii) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission.